Exhibit 99.1

TapImmune Appoints Frederick G. Wasserman to its Board of Directors

Accomplished Financial Director & CFO of Public Companies

PR Newswire

JACKSONVILLE, Florida, January 27, 2016

JACKSONVILLE, Florida, January 27, 2016 /PRNewswire/ —

TapImmune Inc. (OTCMKTS: TPIV), a clinical-stage immunology-oncology company specializing in the development of innovative peptide and gene-based immunotherapeutics and vaccines for the treatment of cancer & metastatic disease, is pleased to announce the appointment of Frederick G. Wasserman to its Board as an Independent Director.

Frederick (Rick) is an accomplished Board Director with 35 years of business experience. He has served during his career as President, COO and CFO of entrepreneurial, middle-market companies. Rick has a strong financial background which he has successfully focused on all aspects of company operations including cash flow, profitability and equity valuation. He has served as a member of Audit and Corporate Governance Committees for public companies in the U.S. and Europe. In his role as President of FGW Partners LLC, Pennington, New Jersey, he has assisted small and micro-cap companies at transitional points in their evolutions. This has included focus on corporate governance, investment analysis and liquidity management, as well as general financial and operational issues.

Rick was a Certified Public Accountant who held staff positions through Audit Manager for three accounting firms. He has a B.S. in Economics from the Wharton School, University of Pennsylvania, PA.

Dr. Glynn Wilson, Chairman & CEO of TapImmune, stated, “We welcome Rick to the TapImmune Board of Directors. His strong financial background and success in working as an Officer or as a Board member of a variety of entrepreneurial public companies will be a significant asset to TapImmune in the next phase of our Company’s growth”.

About TapImmune Inc.

TapImmune Inc. is an immune-oncology company specializing in the development of innovative technologies for the treatment of cancer, including metastatic disease. The Company’s peptide or nucleic acid-based immunotherapeutics, comprise one or multiple naturally processed epitopes (NPEs) designed to comprehensively stimulate a patients’ killer T-cells, helper T-cells and to restore or further augment antigen presentation by using proprietary nucleic acid-based expression systems. The Company’s technologies may be used as stand-alone medications or in combination with current treatment modalities. Please visit the Company’s website at http://www.tapimmune.com for details.

Forward-Looking Statement Disclaimer

This release contains forward-looking information within the meaning of the Private Securities Litigation Reform Act of 1995. Statements in this news release concerning the Company’s expectations, plans, business outlook or future performance, and any other statements concerning assumptions made or expectations as to any future events, conditions, performance or other matters, are “forward-looking statements”. Forward-looking statements are by their nature subject to risks, uncertainties and other factors which could cause actual results to differ materially from those stored in such statements. Such risks, uncertainties and factors include, but are not limited to the risks set forth in the Company’s most recent Form 10-K, 10-Q and other SEC filings which are available through EDGAR at http://www.sec.gov. The Company assumes no obligation to update the forward-looking statements.

CONTACTS:

TapImmune Inc.,

Glynn Wilson, Ph.D.

Chairman & CEO

+1-(866)-359-7541

SOURCE TapImmune Inc.

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